Exhibit 5.1

potsdamer Platz 1 10785 berlin telephone: +49 30 726 221 0 facsimile: +49 30 726 221 100 www.mofo.com	morrison foerster llp beijing, berlin, brussels, denver, hong kong, london, los angeles, new york, northern virginia, palo alto, san diego, san francisco, shanghai, singapore, tokyo, washington, d.c.

Spark Networks SE

Kohlfurter Straße 41/43

10999 Berlin

December 22, 2017

Spark Networks SE – Issuance of up to 117,020 ordinary no par value shares

Ladies and Gentlemen

We have acted as German legal advisers to Spark Networks SE, Munich, a European stock corporation (Societas Europae) (the “Company”), as to matters of German law in connection with the issuance by the Company of ordinary no par value registered shares of the Company, each representing a notional amount of € 1.00 of the Company’s share capital, (the “Shares”) in connection with the Company´s Virtual Stock Option Plan (the “VSOP”) and the Spark Networks, Inc. 2007 Omnibus Incentive Plan (the “2007 Plan”). Under the VSOP and the 2007 Plan the Company has assumed certain equity incentive plans from Affinitas GmbH and Spark Networks, Inc. which might be settled through an aggregate of up to 117,020 Shares (that may be delivered in the form of the ADSs representing the right to receive such Shares) which (i) have been created in the capital increase resolved in the shareholders´ meeting on October 25, 2017 under agenda item 3.1 which has been implemented by resolution of the Spark Networks SE administrative board on November 2, 2017 and which (ii) will be created utilizing the authorized capital contained in the Articles of Association of Spark Networks SE in § 4 (3) (the “Option Shares”). We have been informed that the Option Shares will be registered with the Securities and Exchange Commission (the “SEC”) through a registration statement on Form S-8 (the “Registration Statement”).

Morrison & Foerster LLP is a Limited Liability Partnership under the laws of California, registered with the Secretary of State, State of California, Sacramento, California (registration number 45391). The Berlin office is seated at Potsdamer Platz 1, 10785 Berlin. The personal liability of the partners as shareholders of Morrison & Foerster LLP is limited. A list of all partners of Morrison & Foerster LLP is available for inspection at the Berlin office.

The partners of the Berlin office are: Christoph Wagner, Jens-Uwe Hinder, Hanno Timner, Dirk Besse, Jörg Meißner, Andreas Grünwald, Kristina Ehle (International), Angela Kerek (International), Christiane Stützle (International) and Florian Ehrich (International).

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Documents Reviewed

1.	For the purposes of rendering this legal opinion, we have examined the following documents (together, the “Opinion Documents”)
VSOP Opinion Documents
	(a)	a copy of the Articles of Association (Satzung) of the Company in a version certified by the notary public Prof. Dr. Dieter Mayer November 3, 2017;
	(b)	a copy of the minutes of the extraordinary shareholders’ meeting of the Company held on October 25, 2017, setting forth, inter alia, the resolution passed by the shareholders’ meeting authorizing the administrative board (Verwaltungsrat, “Administrative Board”) of the Company to increase in one or more transactions at any time through October 31, 2022, the Company’s share capital up to € 640,000.00 by issuing new shares against cash or non-cash consideration pursuant to sections 202 et seq. of the German Stock Corporation Act (Aktiengesetz) (“Authorized Capital”);
	(c)	an electronic excerpt from the commercial register at the local court in Munich (Amtsgericht Hamburg) relating to the Company, docket no. HRB 232591, dated December 22, 2017 (“Register Excerpt”); and
	(d)	any such other documents, declarations, certificates and other papers as we have deemed necessary as a basis for the opinions expressed herein.
2007 Plan Opinion Documents
	(e)	a copy of the Articles of Association (Satzung) of the Company in a version certified by the notary public Prof. Dr. Dieter Mayer November 3, 2017;
	(f)	a copy of the minutes of the extraordinary shareholders’ meeting of the Company held on October 25, 2017, setting forth, inter alia, the resolution passed by the shareholders’ meeting to increase the registered share capital up to € 1,317,378.00 by issuing up to 347,517 new shares against non-cash consideration (“Capital Increase”) and authorizing the administrative board (Verwaltungsrat, “Administrative Board”) of the Company to implement the resolved Capital Increase;
	(g)	a copy of the resolution passed by the Administrative Board on November 2, 2017, to implement the Capital Increase by issuing 347,005 Shares (the “Capital Increase Shares”) to the exclusion of pre-emptive rights of shareholders;
	(h)	a copy of the contribution agreement (Einbringungsvertrag) entered into by and among BNP PARIBAS Securities Services S.C.A. (“BNP PARIBAS”) and the Company assigning and transferring ownership and legal title of all 100 issued and outstanding shares in Spark Networks, Inc. from BNP PARIBAS to the Company;

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(i)	a copy of the subscription certificate (Zeichnungsscheine) for the subscription of the Capital Increase Shares by BNP PARIBAS dated November 3, 2017;
(j)	a copy of the global share certificate (Globalaktie) representing 347,005 ordinary no par value bearer shares of the Company, each representing a notional amount of € 1.00 of the Company’s share capital; and
(k)	any such other documents, declarations, certificates and other papers as we have deemed necessary as a basis for the opinions expressed herein.

Assumptions

2.	In considering the Opinion Documents and rendering this opinion we have assumed without further inquiry:
	(a)	the conformity of all copies of documents supplied to us with the relevant originals and the authenticity and completeness of all documents submitted to us whether as originals or as copies;
	(b)	that all signatures on Opinion Documents are genuine signatures of those individuals from whom they purport to stem;
	(c)	that Opinion Documents examined by us in draft form have been or, as the case may be, will be executed in the form of the draft examined by us;
	(d)	that the Register Excerpt is accurate and complete as of its date and that no changes to the facts related therein have occurred between its date and the date hereof;
	(e)	the correctness and completeness of all factual matters expressed in the Opinion Documents;
	(f)	that the validity of the shareholder resolutions referred to under 1(b) and 1(f) above is not affected by any circumstance not apparent from the face of the Opinion Document referred to under 1(b) and 1(f);
	(g)	that with respect to the Option Shares under the VSOP the Administrative Board will pass a valid resolution to increase the stated share capital of the Company by issuing such Option Shares from the Authorized Capital of the Company to the exclusion of pre-emptive rights of shareholders (the “VSOP Administrative Board Resolution”);

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(h)	that the Company will enter into one or more contribution agreements under which ownership of and legal title to the payment claims resulting from exercising the options granted under the VSOP (the “VSOP Payment Claims”) is assigned and transferred to the Company (each a “VSOP Contribution Agreement”);
(i)	that each person entering into a VSOP Contribution Agreement with the Company will duly execute, and deliver to the Company, a subscription certificate (Zeichnungsschein) for the subscription of such number of Option Shares which corresponds to the VSOP Payment Claims contributed under the respective VSOP Contribution Agreement;
(j)	that the capital increase regarding the Option Shares under the VSOP as resolved by the VSOP Administrative Board Resolution will be duly registered with the competent commercial register; and
(k)	that a global share certificate (Globalaktie) representing up to 74,682 ordinary no par value registered shares of the Company, each representing a notional amount of € 1.00 of the Company’s share capital will be validly issued.

Laws Considered

3.	The undersigned is admitted to the bar in Berlin, Germany, and licensed as attorney in Germany. This opinion is, therefore, limited to matters of German law as presently in effect (including the law of the European Union). We have not investigated and do not express or imply an opinion with respect to the laws of any other jurisdiction.

Opinion Statement

4.	Based upon and subject to the foregoing and the qualifications set out below, we are of the opinion that the Option Shares when issued in the manner referenced in the Registration Statement, will be legally and validly issued, fully paid and non-assessable.

In this opinion, concepts of German law are addressed in the English language and not in the original German terms, which may differ in their exact legal meaning. This opinion may only be relied upon under the express condition that this opinion and any issues of interpretation arising hereunder are exclusively governed by German law.

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This opinion speaks as of its date only, and we do not assume any obligation to update this opinion or to inform you of any changes to any of the facts or laws of other matters referred to herein. This opinion is rendered solely in connection with the Registration Statement. This opinion may not, without our prior written consent, be disclosed, quoted, referred to in any other matter or context whatsoever, save that this opinion may be used as required by law. However, we consent to the filing of this opinion as an exhibit to the Registration Statement. By giving this consent, we neither claim nor admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations issued thereunder.

Very truly yours

Morrison & Foerster LLP